EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

WF International Limited:

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-275382) of WF International Limited and its subsidiaries (collectively the “Company”) of our report dated on February 18, 2025, relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the each of the years in the three-year period ended September 30, 2024.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ ZH CPA, LLC

Denver, Colorado

February 19, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us